Exhibit 15.2

[Letterhead of Beijing Guan Teng Law Firm]

China Techfaith Wireless Communication Technology Limited
Building 1, No. 13, Yong Chang North Road
Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 100176
People’s Republic of China

Dear Sirs,

Re: China Techfaith Wireless Communication Technology Limited (the “Company”)

We consent to the reference to our firm under the headings “Risk Factors” and “Regulation” insofar as they purport to describe the provisions of PRC laws and regulations, in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Faithfully,

/s/ Beijing Guan Teng Law Firm
Beijing Guan Teng Law Firm